Exhibit 8.2

As of January 15, 2016

Fox River Valley Bancorp, Inc.

5643 Waterford Lane

Appleton, WI 54913

Re:	Opinion Regarding Material Federal Income Tax Consequences of Merger

Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences of the proposed merger (the “Merger”) of Fox River Valley Bancorp, Inc., a Wisconsin corporation, (“Company”) with and into County Acquisition LLC (“Merger Sub”), a Wisconsin limited liability company and wholly-owned subsidiary of County Bancorp, Inc., a Wisconsin corporation (“Acquiror”), pursuant to which Merger Sub will survive, as provided in the Agreement and Plan of Merger dated as of November 19, 2015 by and among Acquiror and Company (“Plan of Merger”) , as more fully described in the registration statement on Form S-4, including a proxy statement/prospectus (the “Registration Statement”), being filed by Acquiror with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). Our opinion is being delivered to you in connection with the Registration Statement.

The Merger contemplates the acquisition, by statutory merger, of all the assets and liabilities of Company by Merger Sub, and the conversion of the common stock of Company (“Company Common Stock”) into the right to receive shares of common stock of Acquiror (“Acquiror Common Stock”) and cash pursuant to the Plan of Merger (such Acquiror Common Stock and cash to be received in exchange for Company Common Stock is referred to herein as the “Per Share Merger Consideration”). In lieu of issuing fractional shares of Acquiror Common Stock in the Merger, Company shareholders will receive cash for any fractional share of Acquiror Common Stock owed to them. The amount of cash Company shareholders will receive for any fractional share will be determined by multiplying such fractional part of a share of Acquiror Common Stock by the Acquiror Common Stock Price (as defined in the Plan of Merger). The Plan of Merger intends Acquiror Common Stock to constitute fifty percent (50%) of the aggregate consideration received by the Company shareholders in the Merger. The Plan of Merger (including exhibits thereto) and the Registration Statement contain a detailed description of the Merger and are hereby fully incorporated in this letter as part of the statement of facts.

Fox River Valley Bancorp, Inc.

As of January 15, 2016

In rendering this opinion, we have reviewed and examined forms of the following documents relating to the above-described Merger:

(i)	Plan of Merger;

(ii)	The Registration Statement;

(iii)	Articles of Organization of Merger Sub filed with the Wisconsin Department of Financial Institutions on November 18, 2015, with an effective date of November 18, 2015;

(iv)	Limited Liability Company Agreement of Merger Sub dated November 18, 2015;

(v)	Acquiror Disclosure Schedules to Agreement and Plan of Merger Dated as of November 19, 2015;

In such review and examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies and the authenticity of the originals of such latter documents. We have relied without investigation on all of the listed documents, have not made any independent factual investigation, and disclaim any duty to make such an investigation. You accept this opinion on that basis.

Our opinion is conditioned on the receipt of certain factual statements and representations made by a duly authorized officer of Company to us by letter dated on or about the closing date of the Merger (“Representation Letter”) and our opinion is further conditioned on such statements and representations being true, correct, and complete and continuing to be true, correct, and complete at all times up to and including the effective date and time of the Merger as agreed upon by the parties and specified in the Wisconsin Articles of Merger (the “Effective Time”).

Our opinion is based, in part, on the assumption that the proposed Merger will occur in accordance with the terms of the Plan of Merger (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved in writing) and the facts and representations set forth or referred to herein, and that such facts and representations, as well as the facts and representations set forth in the Plan of Merger, are accurate as of the date hereof and will be accurate at the Effective Time. Our opinion is further conditioned on all such factual statements and representations made “to the best of the knowledge” of any person or party or with similar qualifications being true, correct, and complete, and continuing to be true, correct, and complete at all times up to and including the Effective Time, as if made without such qualifications. You have not requested that we undertake, and we have not undertaken and disclaim any duty to undertake, any independent investigation of the accuracy of the facts, representations and assumptions set forth or referred to herein.

Our opinion is based, in part, on the assumption that following the Effective Time, as required under Section 7.6(a) of the Plan of Merger, neither Acquiror nor Merger Sub will take any action, cause any action to be taken, fail to take any action, or cause any action to fail to be taken, which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

Fox River Valley Bancorp, Inc.

As of January 15, 2016

Our opinion is also based, in part, on the assumption that the share price of Acquiror Common Stock will not decrease so significantly prior to or on the closing date of the Merger (“Closing Date”) that Acquiror Common Stock will constitute less than 40% of the aggregate consideration received by the Company shareholders in the Merger as measured on the Closing Date, or if such a decrease in share price does occur, that Acquiror will exercise its powers under the Plan of Merger to ensure that Acquiror Common Stock constitutes at least 40% of the aggregate consideration received by the Company shareholders in the Merger as measured on the Closing Date.

For the purposes indicated above, based upon the facts, assumptions, representations, limitations, qualifications, and conditions set forth or referred to herein and subject to the limitations and qualifications set forth in the Registration Statement under the caption “Material U.S. federal income tax consequences of the merger,” it is our opinion that for federal income tax purposes:

1.	The Merger of Company and Merger Sub will constitute a “reorganization” within the meaning of Section 368(a) of the Code;

2.	Company and Acquiror will each be a “party to a reorganization,” within the meaning of Section 368(b) of the Code, with respect to the Merger;

3.	No gain or loss will be recognized by Company upon the exchange in the Merger of the Per Share Merger Consideration (or any cash in lieu of any fractional shares of Acquiror Common Stock) for Company Common Stock as provided in the Plan of Merger (Code Sections 361 and 357(a));

4.	No gain or loss will be recognized by the shareholders of Company upon the receipt of shares of Acquiror Common Stock pursuant to the Merger in exchange for all their shares of Company Common Stock, except that gain (but not loss) will be recognized with respect to the cash portion of the Per Share Merger Consideration, and gain or loss will be recognized with respect to any cash received in lieu of a fractional share of Acquiror Common Stock (Code Sections 354(a) and 356);

5.	The descriptions of the law and the legal conclusions contained in the Registration Statement under the caption “Material U.S. federal income tax consequences of the merger” are correct in all material respects.

The opinions expressed in this letter are based on the Code, the Income Tax Regulations promulgated by the Treasury Department thereunder, and judicial authority reported as of the date hereof. We have also considered the positions of the Internal Revenue Service (the “Service”) reflected in published and private rulings as of the date hereof. Although we are not aware of any pending changes to these authorities that would alter our opinions, there can be no assurances that future legislation or administrative changes, court decisions, or Service interpretations will not significantly modify the statements or opinions expressed herein. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter or to notify you of any changes to such facts or law.

Fox River Valley Bancorp, Inc.

As of January 15, 2016

You should be aware that no ruling has been sought or obtained from the Service as to the federal income tax consequences of any aspect of the Merger and that our opinion is not binding on the Service. You should also be aware that there can be no assurance, and none is hereby given, that the Service will not take a position contrary to the position reflected in our opinion, or that our opinion will be upheld by the courts if challenged by the Service.

Our opinions are limited to those federal income tax issues specifically considered herein. We do not express any opinion as to any other federal tax issues, or any state, local, or foreign tax issues, arising from or related to the transactions contemplated in the Plan of Merger arising from or related to the Merger. Although the discussion herein is based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings. In addition, we express no opinion as to the tax treatment of any conditions existing at the time of, or effects resulting from, transactions which are not specifically addressed herein. We express no opinion as to whether the discussion contained in the Registration Statement under the caption “Material U.S. federal income tax consequences of the merger” addresses all of the United States federal income tax consequences of the Merger that may be applicable to Company or the holders of Company common stock.

This opinion is furnished to Company solely for its benefit in connection with the Merger and is not to be relied upon, quoted, circulated, published, or otherwise referred to for any other purpose, in whole or in part, without our express prior written consent. This opinion may be disclosed to shareholders of Company and they may rely on it, it being understood that we are not establishing any attorney-client relationship with any shareholder of Company. This letter is not to be relied upon for the benefit of any other person.

If either (i) the relevant facts at the time of closing differ from those represented to us in the Representation Letter or reflected in the Plan of Merger and Registration Statement, (ii) the Merger is completed under terms not contained in the Plan of Merger, (iii) our assumptions prove to be untrue, or (iv) the existing authorities are modified by legislative, administrative or judicial action, our conclusions may differ and our opinion may not be relied upon. In such event, we do not assume any responsibility to provide a revised opinion or other advice, and we assume no duty to communicate with you with respect to any matter that comes to our attention hereafter.

We hereby consent to (i) the reference to our opinion in the Registration Statement, (ii) the filing of this opinion as an exhibit to the Registration Statement, and (iii) the use of our name in the Registration Statement. In giving such consent, however, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Fox River Valley Bancorp, Inc.

As of January 15, 2016

Sincerely,

/s/ Boardman & Clark LLP